PROMISSORY NOTE

$2,300,000	Lee County, Florida	January 3, 2005

FOR VALUE RECEIVED, the undersigned, CBR Acquisition Corp., a Florida corporation (the "Maker"), hereby unconditionally promises to pay to the order of Anthony Leeber, Jr., an individual resident of the State of Florida (the "Lender") or his assigns, in lawful money of the United States of America and in immediately available funds, the principal amount of TWO MILLION THREE HUNDRED AND 00/100s DOLLARS ($2,300,000.00), together with interest accrued thereon at a rate of seven percent (7.0%) per annum, which interest shall commence accruing on April 1, 2005.

This Note shall be repaid as follows: all principal and interest due hereunder shall be due in one installment on April 29, 2005 (the "Maturity Date"); provided, however, that (i) upon written notice by the Maker to the Lender on or before the Maturity Date that Maker has used its reasonable best efforts  to borrow funds in an amount sufficient to repay all amounts due under this Note, yet, despite the Maker's reasonable best efforts, closing of such financing cannot occur on or before the Maturity Date, the Maker shall have the right to extend the Maturity Date for an unlimited number of additional 30-day periods (the end of each such 30-day period shall be deemed to be the new "Maturity Date" hereunder); provided, however, that, commencing on September 26, 2005, if this Note has not been paid in full, the Lender shall have the option of converting this Note and all amounts due under this Note into the convertible promissory note issued by the Maker to the Lender dated as of the date hereof, in the original principal amount of $2,000,000 (the "First Note"), by delivering written notice to the Maker of its desire to so convert this Note, and by returning the original copies of this Note and the First Note to the Maker, at which time the Maker will issue the Lender a new First Note for the new principal amount payable under the First Note.

The makers, signers, sureties, guarantors, and endorsers of this Note severally waive valuation and appraisal, demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of demand, notice of acceleration, diligence in collecting, grace, notice, and protest. If this Note is not paid when due, the Maker agrees to pay all costs of collection, including, but not limited to, reasonable attorneys' fees and all expenses incurred by the holder hereof on account of any such collection, whether or not suit is filed hereon.

The Maker shall have no right of setoff, counterclaim, recoupment or other deduction with respect to the payment required hereunder, except for the right, at the Maker's option, to offset payments due to Lender under this Note by (i) any unpaid indemnification obligation of Lender set forth in Article V, or (ii) any price adjustment required by Section 1.5, of that certain Reorganization Agreement and Plan of Merger dated effective as of the date hereof among Maker, Lender, and certain other parties.

Payment of this Note is guaranteed by Home Solutions of America, Inc., the parent of Maker ("HSOA"), pursuant to that certain Guaranty dated as of the date hereof.

The Maker may prepay any portion or all of this Note without penalty at any time.  Any prepayment will be applied first against accrued but unpaid interest and then against the outstanding principal balance.

Interest on the indebtedness evidenced by this Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged, or received by the Lender exceed the highest lawful rate permissible under applicable law. If any circumstances whatsoever shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Lender shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing, or pertaining to the indebtedness evidenced hereby, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Maker to the Lender, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Maker. In determining whether or not the interest paid or payable with respect to any indebtedness of the Maker to the Lender, under any specific contingency, exceeds the highest lawful rate, the Maker and the Lender shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) amortize, prorate, allocate, and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the highest lawful rate permitted by applicable law; and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than the highest lawful rate permitted by applicable law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Note.

        THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

[Remainder of page intentionally left blank.]

EXECUTED effective as of the date first set forth above.

MAKER:

CBR ACQUISITION CORP.

By:___________________________
Rick J. O'Brien
Chief Financial Officer

LENDER:

Anthony Leeber, Jr.

3